Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Silvaco Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	1,111,992	$4.43	$4,926,124.56	0.0001531	$754.19
—	—	—	—	—	—		—
Total Offering Amounts					$4,926,124.56		$754.19
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$754.19

(1)    Amount Registered represents (a) 833,994 shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”) reserved for issuance under the registrant’s 2024 Stock Incentive Plan (the “2024 Plan”) and (b) 277,998 shares of Common Stock reserved for issuance under the registrant’s 2024 Employee Stock Purchase Plan (together with the 2024 Plan, the “Plans”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of common stock issuable pursuant to awards granted or purchases under the Plans.
(2)    Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, this amount is calculated based upon the average of the high and low prices of the common stock of the Common Stock reported on the Nasdaq Global Select Market on August 4, 2025 of $4.43. It is estimated solely for the purpose of calculating the registration fee.
Table 2: Fee Offset Claims and Sources
N/A

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